                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     FORM S-3/A3
                                REGISTRATION STATEMENT
                                        Under
                              The Securities Act of 1933
                                 (Amendment No. 3)
                                 ___________________



               CHEQUEMATE INTERNATIONAL, INC. DBA C-3D DIGITAL, INC.
                (Exact name of registrant as specified in its charter)
                                 ___________________
             Utah                       3663                   76-0279816
(State or other jurisdiction of    (Primary Industrial      (I.R.S. Employer
incorporation or organization)     Classification Code)     Identification No.)

                         330 Washington Boulevard, Suite 507
                               Marina del Rey, CA 90292
                                    (310) 305-3659
                 (Address, including zip code, and telephone number,
          including area code, of registrant's principal executive offices)
                                 ___________________
                                   J. Michael Heil
                                         CEO
                            Chequemate International, Inc.
                         330 Washington Boulevard, Suite 507
                               Marina del Rey, CA 90292
                                    (310) 305-3659
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

    It is respectfully requested that the Commission send copies of all notices, orders and communications to:
                                    Bruce L. Dibb
                        Jensen, Duffin, Carman, Dibb & Jackson
                          311 South State Street, Suite 380
                              Salt Lake City, Utah 84111
                                    (801) 531-6600
                                 ___________________

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS PROMPTLY AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                           CALCULATION OF REGISTRATION FEE

=========================================================================================================
                                                          PROPOSED         PROPOSED
                                                           MAXIMUM         MAXIMUM
      TITLE OF EACH CLASS OF          AMOUNT TO BE      OFFERING PRICE     AGGREGATE         AMOUNT OF
    SECURITIES TO BE REGISTERED        REGISTERED         PER SHARE      OFFERING PRICE  REGISTRATION FEE
---------------------------------------------------------------------------------------------------------
           Common stock                2,600,000(1)          $2.84(2)       $7,384,000         $2,053
         Augustine Fund LP
---------------------------------------------------------------------------------------------------------
    Common stock issuable upon
       exercise of warrants               209,503            $1.50(3)         $314,255            $87
---------------------------------------------------------------------------------------------------------
      Coleman Capital Shares              200,000            $2.84(4)         $568,000           $158
---------------------------------------------------------------------------------------------------------
               TOTAL                    3,009,503                           $8,266,255         $2,298
=========================================================================================================

(1) Estimated pursuant to the provisions of paragraph 7(a) of the 1999 Subscription Agreements, which require the registrant to register 200% of the number of shares issuable upon the conversion of the debentures based upon the lowest closing bid price of the registrant's stock for the 60 trading days prior to the date of the execution of the February 9, 1999 Subscription Agreement. The lowest closing bid price for the stated period was $2.50 per share.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. Although the conversion of the debentures may take place at any time during the three year period following the dates of the subscription agreements entered into by the registrant, this estimated amount is the average of the bid and asked price as of February 18, 1999 (which is within 5 business days prior to the date of the original filing of this registration statement).

(3) The exercise price of the warrants is used for the purpose of calculating the amount of the registration fee in accordance with Rule 457(g) under the Securities Act.
(4)  Employing estimated 1999 valuation as set-out in note 2 above for Rule 457
     (c) computation proposes.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH A DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                         SELLING SECURITY HOLDER PROSPECTUS


                           CHEQUEMATE INTERNATIONAL, INC.
                                 DOING BUSINESS AS
                                 C-3D DIGITAL, INC.

                           531,272 Shares of Common Stock
                 [After Giving Effect to a 4:1 Reverse Stock Split
                               as of February, 2000]


This prospectus is intended only for the sale of shares issued

     -    to a shareholder of C-3D in a private placement, and

     - to another selling security holder who received its shares from the conversion of debentures and the exercise of warrants.

Except for the proceeds that may be derived from the discretionary exercise by one of the security holders of warrants for 27,337 shares of common stock of C-3D, the sale of the shares mentioned in this prospectus is not intended to raise new capital for C-3D.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.


          The common stock offered hereby involves a high degree of risk.
                      SEE "RISK FACTORS" BEGINNING ON PAGE 3.


The common stock of C-3D is traded on the AMEX under the symbol DDD. On February 16, 2000, the last price for the common stock was $14.75 per share.


The date of this prospectus is March ___, 2000.

                                SUMMARY OF THE OFFERING

C-3D has sold convertible debentures to raise capital for its operations. The total amount of the purchase price for the debentures was $3,250,000. The holder of the debentures may exercise the conversion rights described in the debentures and obtain C-3D common stock upon the cancellation of the debentures.



The purchaser of the debentures also received warrants which, if exercised, entitle the holder of the warrants to an additional 27,377 shares of common stock. If all of the warrants are exercised, an additional $390,134 will be paid to the Company by the owner of the warrants.





The number of shares which may be issued upon conversion of the debentures will depend upon the market price of the stock of C-3D on the five trading days prior to a conversion of a debenture.




The sale of the debentures and the warrants was facilitated by a company that has also provided other services to C-3D pursuant to a written agreement. A portion of the compensation exchanged by C-3D for these services consisted of common stock of C-3D. The contract also provided that C-3D would register these shares for sale to the public.



The shares that are being offered to you for purchase with this prospectus are shares which are being sold by the two companies described above, or by individuals or companies who have purchased the debentures, warrants or shares from the two described companies.





Because the sale of the shares offered to you by this prospectus are owned by the selling shareholders, the selling shareholders will receive the proceeds of the sale. The sale of these shares is not intended to raise new capital for C-3D. However, C-3D will receive proceeds from the exercise of warrants owned by one of the selling security holders. If all warrants are exercised, C-3D will receive $390,134. The proceeds generated upon an exercise of the warrants will be used to pay general operating expenses of C-3D.



Your purchase price for the shares is not fixed, but will typically be determined by the market price of the stock of C-3D at the time of your purchase, or as a result of your negotiations with the selling shareholder.

C-3D does not intend to employ any sales representatives in this offering or pay any commissions. Estimated costs of the offering are $61,000 and include attorney fees, accounting, registration, printing and distribution costs. C-3D will pay these costs of the offering.

C-3D's executive offices are located at 330 Washington Boulevard, Suite 507; Marina del Rey, California 90292. Telephone numbers for the executive offices are (310) 305-3659 and (801) 322-1111.



ALL SHARE AMOUNTS CONTAINED IN THIS PROSPECTUS ARE EXPRESSED AFTER GIVING EFFECT TO A FOUR-TO-ONE REVERSE STOCK SPLIT OCCURRING FEBRUARY 2, 2000.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS RELATES ONLY TO THE SECURITIES OFFERED IN AND DESCRIBED IN THIS DOCUMENT. ADDITIONALLY, THE SECURITIES ARE NOT OFFERED FOR SALE IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE BY IT WILL, UNDER ANY CIRCUMSTANCES, CREATE ANY SUGGESTION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS AT THE COMPANY SINCE THE DATE OF THIS DOCUMENT, OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS REMAINS CORRECT.

                                     RISK FACTORS


Before making an investment, you should carefully consider the following risks and speculative factors, as well as the other information contained in this prospectus.








     1. UNCERTAIN ACCEPTANCE OF 3-D BROADCAST PRODUCTS AND SERVICES. Among the products offered by C-3D, our current efforts to broadcast television programs in three dimensional format must be considered novel and experimental. Particular risks of this business segment would include the narrow range of broadcast programming available in 3D and the fact that consumers may not be willing to incur the added expense and effort of subscribing to this programming on a long term basis.

To view a 3D broadcast, viewers watch 3D television programming using special glasses. This unique product must be considered experimental and there may not be long term acceptance of this novel concept. You should consider, as a risk factor, the possibility that you could invest in this offering and not receive any return of investment, or lose your entire investment if the products and services are not successfully marketed or are otherwise not commercially accepted.





     2.  CHALLENGES IN CAPTURING AND EXPANDING STRATA SOFTWARE MARKET.
The Strata assets and technology, which are sold or licensed by the 3D.COM division of C-3D, were acquired through the foreclosure of purchased secured positions in such assets and technology. The effect of the business disruption by this acquisition process and the ability of C-3D to solidify relationships with the prior customer base or to expand the customer base has yet to be fully determined.





     3. DIFFICULTIES IN INTEGRATING ACQUIRED PAY-PER-VIEW ASSETS. Although management of C-3D has extensive experience in the hotel pay-per-view business, C-3D has only been conducting the pay-per-view business since December 1998. The pay-per-view assets and contracts of C-3D have been acquired in two separate asset acquisitions. These purchases were not acquisitions of complete businesses with established operating histories, but were acquisitions of certain assets only. Although the pay-per-view business is generally comprised of self-contained operations at each hotel location, C-3D must yet be considered to be in a formative phase of managing the newly acquired assets as a cohesive business unit, and gaining the acceptance and confidence of the various hotel site owners.





     4. LACK OF SIGNIFICANT REVENUES AND ANTICIPATED CONTINUING LOSSES. In the nine months ending December 31, 1999, C-3D had revenues of $2,644,478, with net losses of $6,709,758. Losses have also been incurred in all prior reporting periods as set-out in the attached financial statements. While revenues have increased, so have operating expenses. C-3D cannot make any projection of when or if profitable operations will be obtained.

     5. COMPETITION. There is substantial competition, both nationally and internationally, in the electronics and media industries in which C-3D operates. Essentially all major television manufacturers are pursuing research and development projects with 3D television. Virtually all major United States TV channels have experimented with or have offered some 3D programming on a trial basis. Each of these companies has assets, and research and development budgets, greater than that of C-3D. No assurance can be made, despite the best efforts of management, that other companies may not produce competitive products, services, or devices at a lower price or that are a better product, which could cause C-3D to be commercially unprofitable. In the rapidly developing field of 3D video products, we can give no assurance that the copyrights, patents or pending patent applications of C-3D will be able to protect us from direct competition in the area of C-3D's high tech 3D products.





     6. C-3D NEEDS MORE CAPITAL TO GROW AND TO SUSTAIN CURRENT OPERATIONS. C-3D's cash requirements have been and will continue to be significant. We expect we will need to raise additional funds through private debt or equity financing in order to continue to support current operations and develop our business plan. No assurance can be made that C-3D will be able to raise sufficient capital to sustain operations or to meet its growth projections. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders at that time will be reduced. We currently have incurred debt with private lenders and anticipate incurring additional loan obligations to sustain current operations

     7. MANAGEMENT STOCK OPTIONS. The company has a significant number of shares, approximately 256,000, which are subject to management options. Since these options may be exercised at prices lower than most previously issued shares or the current market price, their issuance will most likely result in dilution, as well as a diminution of control to existing shareholders. None of these options were created by arms-length transactions.



     8. LITIGATION. As disclosed in our incorporated SEC reports, C-3D or its subsidiaries have been engaged in certain law suits which have resulted in ongoing expenditures and may result in financial obligations for the subsidiaries of C-3D. The former Chairman of C-3D is also named as a defendant in one of the suits. The most significant suit has been settled and requires C-3D to make monthly payments of ten thousand dollars each through July 2000.

     9. DILUTION. The exercise of the conversion rights of the debentures which we have sold and the options which we have granted will substantially reduce or dilute the net worth of the stock of the shareholders of C-3D, including the shares which you purchase.

                      FORWARD-LOOKING STATEMENTS


This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for such statements to encourage companies to provide prospective information about themselves so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. All statements other than statements of historical fact made in this prospectus or incorporated by reference are forward-looking and are beliefs, estimates, intentions and strategies about the future. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "projects", "predicts" or variations of such words and similar expressions are intended to identify such forward-looking statements, but their absence does not mean
the statement is not forward-looking.    In particular, the statements
regarding the availability of adequate funding and progress in the development of our various business segments are forward-looking statements. Forward-looking statements represent management's current expectations and are inherently uncertain. The failure of any forward-looking event to occur can cause all forward-looking predictions to fail. Investors are warned that C-3D's actual results may differ significantly from management's expectations and, therefore, from the results discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the "Risk Factors".


                                AVAILABLE INFORMATION


C-3D has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (together with all amendments and exhibits filed with the "registration statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered pursuant to this prospectus. For further information, reference is made to the registration statement. In addition, C-3D is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files quarterly, annual and periodic reports and other information with the Commission. The registration statement, such reports and other information may be inspected and copies may be obtained, at prescribed rates, at the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, as well as the following regional offices: 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a Website that contains reports and other information regarding reporting companies under the Exchange Act, including C-3D, at http:// www.sec.gov.





This prospectus constitutes a part of the registration statement. This prospectus omits certain of the information contained in the registration statement. Reference is hereby made to the registration statement and to the exhibits attached to that document as containing further information with respect to C-3D and the common stock. Any statements contained in the prospectus concerning the provisions of any documents are not necessarily complete, and reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents have been filed by C-3D with the Commission and are hereby incorporated by reference into this prospectus:

  - C-3D's Annual Report filed July 15, 1999 for the fiscal year ended March 31, 1999;

  - C-3D's amended Annual Report filed January 13, 2000 on Form 10-KSB for the fiscal year ended March 31, 1999;

  -  C-3D's Form 8-A registration statement filed May 27, 1999;

  - C-3D's Quarterly Report filed August 19, 1999 on Form 10-QSB for the three months ended June 30, 1999;

  - C-3D's amended Quarterly Report filed January 13, 2000 on Form 10-QSB for the three months ended June 30, 1999;


  - C-3D's second amended Quarterly Report filed March 2, 2000 on Form 10-QSB for the three months ended June 30, 1999.


  - C-3D's Quarterly Report filed November 15, 1999 on Form 10-QSB for the six months ended September 30, 1999;

  - C-3D's amended Quarterly Report filed March 2, 2000 on Form 10-QSB for the six months ended September 30 1999;

  - C-3D's amended Quarterly Report filed July 9, 1999 on Form 10-QSB for the nine months ended December 31, 1998;

  - C-3D's Quarterly Report filed February 14, 2000 on Form 10-QSB for the nine months ended December 31, 1999.

  - C-3D's amended Annual Report filed July 9, 1999 on Form 10-KSB for the fiscal year ended March 31, 1998;

  - C-3D's Form 8-K report filed on April 14, 1999 relating to the acquisition of secured interests in the Strata technology and other matters; and

  - C-3D's Form 8-K report filed on July 22, 1999 regarding certain changes in management of C-3D and the acquisition of certain hotel pay-per-view assets and contracts.

All other documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be made a part hereof from the date of the filing of such reports and documents.



Any statement contained in a document incorporated or deemed to be incorporated in this prospectus by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in the prospectus, or in any subsequently filed document,is deemed to be incorporated by reference or modifies or supersedes the statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.





C-3D will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents which are incorporated by reference (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this prospectus incorporates). Requests should be directed to Mr. Brad Stolba at C-3D's principal executive offices located at 330 Washington Boulevard, Suite 507; Marina del Rey, California 90292; telephone numbers (310) 305-3659 and (801) 322-1111.


                                  C-3D DIGITAL, INC.



C-3D is a pioneer in bringing virtual reality to computer and television screens. C-3D is pursuing activities in four divisions designated as C-3D Digital III, 3D.Com, C-3D Realeyes, and C-3D Strata. C-3D Digital III is believed to be the first television network to exclusively offer 3D programming to satellite dish owners, cable TV subscribers and the patrons of the lodging industry through a pay-per-view delivery system. 3D.Com is establishing new entertainment and e-commerce paradigms on the internet. C-3D Realeyes is the patented hardware technology that turns any TV into a 3D virtual reality station. The Strata division is based upon the work of a ten year pioneer in 3D software, providing technologies for content creation and internet delivery. These four interconnected components - television, the web, hardware and software - provide C-3D with the critical links between 3D technology and the consumer. The principal executive offices of C-3D are located at 330 Washington Boulevard, Suite 507; Marina del Rey, California 90292 , and its telephone numbers are (310) 305-3659 and (801) 322-1111.



                                 RECENT DEVELOPMENTS

CORPORATE NAME CHANGE

The Company has filed in the state of Utah an application to conduct business under the assumed name of C-3D Digital, Inc. This name is more in keeping with C-3D's focus on its entertainment and communications business related to 3D technology. At the time of the next meeting of shareholders of C-3D, management contemplates submitting a proposal to amend the Articles of Incorporation to reflect this new name.

AMEX LISTING

On June 9, 1999, the common stock of C-3D began trading on AMEX. The new trading symbol for the stock of C-3D is DDD, reflective of C-3D's focus on 3D products and services.

RETIREMENT OF CHAIRMAN; APPOINTMENT OF NEW CHAIRMAN AND ADDITIONAL BOARD MEMBER

On August 17, 1999, C-3D announced the retirement of its Chairman, Blaine Harris. Mr. Harris, age 60, is retiring from his position as Chairman of the Board of Directors after eight years with Chequemate International, which he helped establish in 1991.

Succeeding Mr. Harris as Chairman is Mr. J. Michael Heil, who has been the Company's CEO since September, 1998. Mr. Heil was elected to serve as Chairman by the board of directors at its meeting on August 16, 1999, and will retain his position as Chief Executive Officer. J. Michael Heil has over 17 years of experience in the satellite and broadcast television industry. Prior to joining C-3D digital, he was President of Skylink America, Inc. and Satellite Cinema.

On September 22, 1999, the board of directors of C-3D approved the appointment of media marketing expert Daniel R. Thompson as a member of the C-3D Digital board. Thompson is the founder and head of the influential Hollywood entertainment agency "A Creative Group" (ACG) which specializes in product placement, promotional advertising, program sponsorships and distribution.

RELOCATION OF CORPORATE HEADQUARTERS

Effective Monday, September 20, 1999, C-3D relocated its corporate headquarters to the Los Angeles metropolitan area in Marina del Rey. In conjunction with this action, C-3D has streamlined its operations by closing its Salt Lake City, Utah and Chatsworth, California offices. C-3D is retaining its Strata division office in St. George, Utah, and its Gilbert, Arizona office. The Marina del Rey corporate office is located in Suite 507 at 330 Washington Boulevard.

STRATA BUSINESS

During calendar year 1998, management of C-3D had been introduced to Strata, Inc., a St. George, Utah corporation, engaged in software development. Essentially all of the Strata products are complimentary to the 3-dimensional business applications of C-3D. C-3D examined various strategies to either license or acquire the Strata technology as described below. In calendar year 1999, C-3D acquired ownership of the Strata technology. C-3D has begun to incorporate the Strata technology into its current products and services, and is marketing, in a new division called C-3D Strata, the principal products formerly offered by Strata, Inc.



Strata, Inc. is one of the early pioneers in 3D software. The Strata tool line has been used for such well-known projects as the game "MYST"-C-; television shows like the "'98 MTV Movie Awards"-C-, "Hercules"-C- and "Xena"-C-; the NBC dancing peacocks; the Warner Bro.'s and Blockbuster web sites; the films "Contact"-C-, "5th Element"-C-, "Batman Forever"-C-, and many others.

The Strata division is in the business of providing 3D centric graphical software applications to professionals and non-professionals alike. The Strata tools are used to create content for the web, television, feature films, multimedia and print. Non-professionals use Strata applications for home video, desktop publishing, visualization and recreation. The Strata division develops, publishes, packages, markets, sells and supports these software applications.

The core products offered by the Strata division are the following:



STUDIOPRO. StudioPro is the primary Strata 3D product and is available for Apple Macintosh, Windows 98 and NT. StudioPro has a retail price of $1,495 and is available in the US at the "street price" of approximately $950. StudioPro is used for creating 3D images and animations for the web, video, movies, print, games and multimedia. StudioPro is well known for being used to create the graphics for the CD-Rom game Myst -C-. Recently StudioPro has been used on projects such as the Blockbuster Video Web site, the NBC dancing peacocks and the movie Contact. An upcoming release will add special stereographic 3D features. StudioPro has an installed base of approximately 60,000.



VISION 3D. Vision 3D is an entry level 3D product and is based directly on StudioPro. Vision 3D is presently available only on Apple Macintosh computers. Vision 3D is priced at $395 retail with a $295 street price. Vision 3D is used by professionals and non-professionals alike. Vision 3D is used for print, Web, video and multimedia - as well as recreational purposes. Vision 3D has an installed base of approximately 40,000.

VIDEOSHOP. VideoShop is a professional quality non-linear video editor and presently runs only on Apple Macintosh computers. VideoShop is priced at $495 retail with a $395 street price. VideoShop is used primarily for multimedia, web and desktop video tasks. VideoShop has been bundled on select Macintosh computers for over five years and has developed an installed base of well over one million customers through this process.



MEDIAPAINT. MediaPaint is a video painting and effects application. MediaPaint is available for Apple Macintosh, Windows 98 and NT. MediaPaint is priced at $695 retail with a $395 street price. MediaPaint is used for professional
projects on the Web, multimedia and broadcast video.   MediaPaint has an
installed base of approximately 6,000 users.




On December 10, 1998, C-3D purchased for cash the secured position of Zions Bank, NA in receivables, certain equipment and general intangibles of Strata, Inc. The general intangibles collateral interest of Zions Bank would constitute a first lien position in all or some of the Strata technology. The Company has also purchased the secured positions of five additional creditors having secured interests in the Strata technology, including the secured interests in the registered copyrights of Strata, Inc. in its software intellectual property.
The total debt secured by the interests of these five secured creditors exceeded $4.0 million. The positions of these secured creditors, other than Zions Bank, were purchased by the issuance of 353,333 pre-split shares of restricted common
stock of C-3D.   All of the described debt  was delinquent and the collateral was subject to foreclosure at the time the secured interests were purchased by C-3D.



On May 5, 1999, C-3D obtained a judgement against Strata in the amount of $4,798,810.71 and held a foreclosure sale on the collateral, including the Strata technology, pledged to secure the debt owing on the promissory notes and leases acquired by C-3D. The judicial sale on the judgement was completed on Wednesday, June 16, 1999 and C-3D acquired ownership of the collateral.

One other creditor had a security interest junior to that of Zions Bank, and possibly senior to some of the obligations of the other secured creditors whose secured positions were purchased by C-3D. The claim of this single intervening creditor does not exceed $35,000 and does not jeopardize the judicial sale.
Such creditor was advised of the sale and did not appear at the sale to bid against the security interests acquired by C-3D. As a result of the events which transpired at the June 16th judicial sale, the risk of adverse claims or redemptive rights being asserted by other creditors of Strata are now considered to be remote, and C-3D has successfully acquired ownership of the technology previously owned by Strata .



REVERSE STOCK SPLIT

     As of February 2, 2000, C-3D approved a four-to-one reverse stock split of all issued and outstanding shares which reduced the outstanding shares from 24,541,964 to 6,135,491.

CURRENT FINANCING AND ACQUISITION DISCLOSURES

1. C-3D's cash requirements have been and will continue to be significant. We expect we will need to raise additional funds through private debt or equity financing in order to continue to support current operations and develop our business plan. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders at that time will be reduced. We currently have incurred debt with private lenders and anticipate incurring additional loan obligations to sustain current operations as reflected in the Financial Statements. Management of C-3D is negotiating the satisfaction of this debt by issuing shares of common stock that would be restricted shares. As restricted shares, these shares could not be traded publicly for a one year period of time. Because of the restricted nature of the shares to be issued, the price per share at which the stock will be exchanged for the cancellation of the debt will be discounted from current market prices. Such discounts could be substantial.

2. Management is considering submitting to shareholder vote a proposal to amend our Articles of Incorporation to authorize the issuance of preferred stock. This action would make another source of funding available to C-3D. The preferred stock which would be issued under the amended Articles of Incorporation would have rights, preferences or privileges senior to those of the holders of the common shares.

3. We cannot assure that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, C-3D may not be able to

      --  fund then existing operations;
      --  develop new or enhanced services and related products;
      -- continue to develop its business plan; and -- otherwise respond to competitive pressures.

As a result, C-3D's business, operating results and financial condition could be materially adversely affected.

4. We are exploring and will continue to explore opportunities to add or acquire;

      --  technology or products consistent with our current 3D product lines;
          and
      --  additional hotel pay-per-view television assets and contracts.

     If we acquire technology or products in the early stage of development or growth, including technology or products that have not been fully tested or marketed, we will be subject to numerous risks inherent in developmental technology, plus the additional high level of risks associated with high technology industries. Furthermore, these acquisitions may require us to obtain additional financing, including debt or equity financing. We cannot assure you that we will be able to obtain financing on commercially reasonable terms or at all. Moreover, equity financing will result in a dilution to our existing stockholders. The degree of dilution may be significant. In the case of debt financing, we run the risks of interest rate fluctuations and insufficiency of cash flow to pay principal and interest, along with other risks traditionally associated with incurring indebtedness.

5. Shareholders should understand that C-3D may, and intends to, complete future debt or equity financing as generally described in this section without shareholder approval or ratification.

6. The sale of substantial amounts of our common stock in the public market, or the prospect of such sales, could materially and adversely affect the market price of the common stock. As of February 6, 2000, C-3D had outstanding 6,135,491 shares of common stock, including shares which were subject to paid subscription agreements, but not yet issued. In addition, C-3D has issued the debentures, warrants, and options that are referred to in this prospectus, and which may be exercised and result in the issuance of common shares of C-3D.

Resales of these shares into public markets may cause the current stock prices to decline. A substantial number of C-3D's presently outstanding shares of common stock are "restricted" securities and may be sold in compliance with Rule 144 or Regulation S adopted under the Securities Act, if certain requirements are met. Rule 144 essentially provides that after one year from the date of acquisition, a person, including affiliates of C-3D (or persons whose shares are aggregated), may sell the greater of one percent (1%) of the issued and outstanding shares of common stock of C-3D or the average weekly trading volume for the four weeks prior to a sale of stock by a shareholder within any three month period, provided that certain current public information about C-3D is available. A person who has not been an affiliate of C-3D (or persons whose shares are not to be aggregated for the purpose of the resale of the securities), who has owned restricted shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.
Therefore, in each three month period after the date of this offering, a significant number of shares of common stock could be sold under Rule 144. Also, any shares of common stock currently held by non-residents of the United States may be sold under Regulation S after a one-year holding period.
 Investors should be aware of the possibility that sales under Rule 144 or shares issued pursuant to Regulation S may, in the future, have a depressing effect on the price of the common stock.

7. The owners of the convertible debentures have the right to require C-3D to register their shares acquired in that offering. If the five day average closing bid of the stock of C-3D ever drops below $5.00 per share when conversion rights are exercised under the debentures, it will be necessary for us to file another registration statement to register the
additional shares which may be issued upon conversion of the debentures.   As
a result, C-3D will incur considerable expense in completing the registration of the additional shares as the debentures are converted. Further, the registration of these shares will create more free trading stock which could depress the future market price of our shares for investors in this offering.


                       ORIGIN OF THE SECURITIES TO BE OFFERED



On December 21, 1998, February 9, 1999 and June 4,1999, C-3D entered into subscription agreements with the Augustine Fund, LP, one of the selling shareholders. Pursuant to these subscription agreements, C-3D issued a total of thirteen units. Each unit is comprised of $250,000 in aggregate principal amount of 8% Convertible Redeemable debentures and a warrant to purchase shares of common stock of C-3D. Prior to March 1, 2000, the Augustine Fund exercised its conversion rights under the December 21, 1998 and February 9, 1999 debentures and became entitled to receive a total of 562,541 shares of common stock of C-3D. The warrants and the June 4, 1999 debentures had not been exercised as of March 1, 2000. For purposes of clarity, the two remaining debentures, which were issued on June 4, 1999, will be referred to as the "June Debentures". The aggregate principal amount of the June Debentures is $500,000.








Pursuant to the 1998 Subscription Agreement, C-3D sold to the Augustine Fund three units as of December 21, 1998 consisting of $750,000 in principal amount of the 1998 debentures and a warrant for 6,188 shares at an exercise price of $14.56 per share. Pursuant to the 1999 Subscription Agreements, C-3D sold to the Selling Shareholder eight units as of February 9, 1999 and two units as of June 4, 1999, consisting of $2,500,000 in principal amount of the 1999 debentures. The total number of shares available under the warrants issued with the 1999 Subscription Agreements is 21,188 at an exercise price of $14.16 per share. As reflected above, the December 21, 1998 and February 9, 1999 debentures have all been converted into common stock of C-3D. Shares are obtainable by the Augustine Fund on conversion of the June Debentures at a conversion price equal to the lesser of eighty percent of the average closing bid price of the common stock for the five trading days immediately preceding the conversion date or $14.16 per share.

Upon conversion of the remaining debentures or the exercise of the warrants, the Augustine Fund may offer for sale, by use of this prospectus, the shares of
common stock issued under such debentures and warrants.    The Augustine Fund
may also use this prospectus to sell any shares previously obtained from the conversion of the other debentures.





The number of shares which may be issued upon conversion of any of the June debentures will depend upon the market price of the stock of C-3D on the five trading days prior to any conversion of the June Debentures. For example, a range of shares which may be issued in a transaction described in this prospectus is described in the table below. Because the number of shares is dependent upon a fluctuating market price, it is not possible to state with certainty the number of shares which will actually be issued. The table provides a historical basis for a reasonable estimate of the total number of shares which may be issued, based on past stock prices. Paragraph 7(a) of the June 1999 Subscription Agreement requires C-3D to register in this offering the number of shares which is twice the number of shares which would be issuable upon conversion of the debentures in the event that the conversion occurred at the lowest bid price of the C-3D stock for the sixty trading days prior to February 9, 1999. In the 60 trading days prior to February 9, 1999, the market price of the stock of C-3D achieved a high of $3.60 and a low of $2.50 (or $14.40 and $10.00 on a post-split basis). Row "C" has been included for this reason, and is the basis of including in this prospectus an estimate of 100,000 shares for the exercise of the June Debentures. It is anticipated that this estimate of 100,000 shares is sufficient to satisfy the number of shares which may be obtained by the Augustine Fund upon the conversion of the June Debentures, including shares to be issued for accrued interest and for the registration payment required under the terms of the June Debentures. The registration payment consists of additional shares to be issued to Augustine Fund for each day from June 18, 1999 until the date of this prospectus. The number of registration payment shares is also dependant upon the market price of the stock of C-3D at the time of the conversion of the debentures. Assuming a conversion price of $10.00, the registration payment shares under the June Debentures have accrued at 33 shares per day, until the date of this prospectus.





The estimated 100,000 shares which may be issued pursuant to the June Debentures, when added to the 562,541 shares which have been issued for the conversion of the debentures prior to March 1, 2000, the 27,337 shares available under the warrants and the 50,000 shares issued to Coleman Capital, total 739,878. The total shares reflected on the cover page of this prospectus is derived from subtracting from 739,878 the 208,606 shares of stock which have been sold under Rule 144 by the Augustine Fund prior to March 1, 2000. Because the per share closing price of the stock has dropped below $2.50 ($10.00 on a post-split basis) in calendar year 1999, C-3D has also included Row "D" in the following table to reflect the number of shares that could be issued if the conversion occurred at the lowest closing bid price in calendar year 1999. Although the historical record of stock prices is no certain indicator of future performance, it creates a reasonable basis for estimating a range of the possible number of shares which may be issued pursuant to the convertible debentures.


    Assumed    Estimated No.    Total No. of     No. of       Estimated Total
    Market     of shares        shares issued    shares       No. of shares
    Price      issued upon      in conversions   issued if    which may be
               conversion of    of debentures    all warrants issued
               the June         prior to         are
               Debentures       March 1, 2000.   exercised
-----------------------------------------------------------------------------------
 A  $14.16     70,622           562,541          27,337       660,500
-----------------------------------------------------------------------------------
 B  $12.81     78,064           562,541          27,337       667,942
-----------------------------------------------------------------------------------
 C  $10.00     100,000          562,541          27,337       689,878
-----------------------------------------------------------------------------------
 D  $4.00      250,000          562,541          27,337       839,878
-----------------------------------------------------------------------------------






 -- The assumed market price in Row A of the table is the maximum conversion price of $14.16 as provided in the June 1999 Subscription Agreement, and as adjusted to reflect the reverse split of the stock. This number creates a floor for the minimum number of shares which may be issued pursuant to the debentures.

 -- The assumed market price in Row B of the table is the closing price for C-3D's stock on February 29, 2000.

 -- The assumed market price in Row C of the table is the lowest closing bid price for C-3D's stock for the 60 trading days prior to the date of the February 9, 1999 Subscription Agreement, adjusted to reflect the reverse split of the stock.

 -- The assumed market price in Row D of the table is the lowest closing bid price of the stock of C-3D for calendar year 1999, adjusted to reflect the reverse split of the stock.

The Coleman Capital shares may also be sold pursuant to this prospectus.



In addition to the debenture/warrant investor, Coleman Capital was sold 50,000 shares which are being registered by agreement with C-3D.





Securities which may be acquired by the Augustine Fund . . estimated at not more than 739,878 shares
                                                           common stock




Securities acquired by Coleman Capital . . . . . .50,000 shares of common stock





Common Stock Outstanding or
Subscribed for as of February 6, 2000. . . . . . . . . . . . 6,135,491 shares




Risk Factors . . . . . . . . . . . . . . . . . . Any investment in the shares offered hereby involves a high
                                                 degree of risk.  See "Risk
                                                 Factors."



The 6,135,491 shares outstanding or subscribed for, as referenced above, includes all of the Coleman Capital shares and 48,162 shares from the conversion of a portion of the Augustine Fund debentures. The 6,135,491 shares do not include: (a) the balance of the shares issued or issuable upon conversion of the debentures which are the subject of the Subscription Agreements or the warrants;
(b) shares of common stock issuable upon exercise of stock options outstanding as of February 6, 2000; or (c) shares of common stock that may be issued under C-3D's Incentive Stock Option Plan.



                                USE OF PROCEEDS


The selling shareholders will receive all of the proceeds from the sale of the common stock offered hereby. C-3D will not receive any of the proceeds from such sale. However, C-3D may receive as much as $390,134 from the exercise of the warrants issued to the owner of the debentures. These funds, if any, will be used to satisfy the general operating expenses of C-3D.





This use of proceeds constitutes management's best present projection for the use of the anticipated proceeds. However, management may alter the use of proceeds, without further notice, in the exercise of its business judgement.


                           DETERMINATION OF OFFERING PRICE



The common stock offered by this prospectus may be offered for sale by the selling shareholders from time to time in transactions on the American Stock Exchange. Sales may also occur in negotiated transactions or otherwise, at fixed prices or prices which may be changed based upon market or other conditions, or at other negotiated prices. As such, the offering price is indeterminate as of the date of this prospectus.



                                 SELLING SHAREHOLDERS


The selling shareholders are the Coleman Capital Partners Ltd. and the Augustine Fund L.P., the holder of the debentures and the warrants. The following table contains certain information regarding ownership by Coleman and by the Augustine Fund, including the number of shares that may be offered for the account of the selling shareholders or their transferees or distributees, from time to time, upon conversion of the debentures and exercise of the warrants.




        Name        Shares Beneficially    Shares Offered  Shares Beneficially
                    Owned Before Offering  for Sale        Owned After Offering
--------------------------------------------------------------------------------
                    No. of    Percent                      No. of     Percent
                    Shares                                 Shares
--------------------------------------------------------------------------------
 Augustine Fund,    481,272       7.1%     481,272            -0-        -0-
 L.P.
 Coleman Capital    50,000        0.8%      50,000            -0-        -0-
 Partners Ltd.


----------------------------


The number of shares listed in the table above as beneficially owned by the Augustine Fund prior to the offering is the total of (a) the 562,541 shares to which the Augustine Fund was entitled to by reason of its conversion of certain debentures prior to March 1, 2000, less the 208,606 shares sold by the Augustine Fund pursuant to the Rule 144 transactions prior to March 1, 2000; (b) the 27,337 shares which may be acquired pursuant to the warrants, and (b) an estimated 100,000 shares which may be acquired by the Augustine Fund pursuant to the June Debentures. In addition to noting that the referenced number of shares is an estimate, please also note that the Augustine Fund is contractually precluded from exercising debentures at a time when the Augustine Fund would become the beneficial owner of more than 9.9% of the stock of C-3D.

Total shares of common stock outstanding for the purpose of this percentage calculation includes the common stock into which the debentures have been or are convertible, and the 27,377 shares issuable upon exercise of the warrants, but does not include shares of common stock issuable on the exercise of outstanding stock options or shares of common stock that may be granted under C-3D's Incentive Stock Option Plan.





Coleman Capital has been engaged by C-3D to render certain services for C-3D. The principal services renderedby Coleman included:


      --  assisting C-3D in becoming listed on AMEX;
      --  assisting C-3D in capital raising transactions;
      -- assisting C-3D in listing its stock on one or more European stock exchanges; and
      -- introducing C-3D to U.S. and European brokers, institutional investors and stock analysists.



The 50,000 shares of the common stock of C-3D to be sold by Coleman pursuant to this prospectus constitute part of the consideration paid for such services. Coleman also received a fee of 6% of the gross investment of the Augustine Fund, and, for a twelve month period ending in December 1999, received an additional payment of $3,000 per month. Except as disclosed in this paragraph, the selling shareholders have not had any material relationship with C-3D, or any of its affiliates, within the past three years.




The selling shareholders have represented to C-3D that they purchased the shares or units for their own account for investment only and not with a view towards the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or exemptions therefrom. In recognition of the fact that the selling shareholders, even though purchasing the units for investment, may wish to be legally permitted to sell their shares when they deem appropriate, C-3D agreed with the selling shareholders to file with the Commission under the Securities Act the registration statement with respect to the sale of the shares from time to time in transactions on stock exchanges, in privately negotiated transactions, or through a combination of such methods of sale, and has agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the shares are no longer required to be registered for the sale thereof by the selling shareholders. The natural persons who control the Augustine Fund are John Porter, Brian Porter and Thomas Duszynski. Coleman Capital Partners is controlled by Coleman & Company Securities, a registered broker/dealer; Douglas Layton and Michael Novielli. In the event the registration of additional shares is necessary, C-3D has agreed to prepare and file such additional registration statements as may be necessary to allow the Augustine Fund to sell all of its shares.


                                 PLAN OF DISTRIBUTION


All of the shares offered may be sold from time to time by the selling shareholders. Sometimes shares held by shareholders will be sold by their pledgees, donees, distributees, transferees or other successors-in-interest. The sale of the shares by the selling shareholders may be effected in transactions on the American Stock Exchange, in privately negotiated transactions, or through a combination of such methods of sale. Prices may be fixed, tied to market prices prevailing at the time of sale, or otherwise negotiated. The selling shareholders may effect the transactions by selling the shares directly to purchasers, acting as principals for their own accounts, or by or through broker-dealers acting as agents for the selling shareholders, or to broker-dealers who may purchase shares as principals and thereafter sell such shares from their own account.





Subsequent sales may be on any exchange or market on which such securities are listed or quoted, in negotiated transactions, through a combination of such methods of sale, or otherwise. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares for whom such broker-dealer may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealer may act as a broker-dealer on behalf of the selling shareholders in connection with the offering of certain of the shares by the selling shareholders. None of the proceeds from the sale of the shares by the selling shareholders will be received by C-3D. In addition, any of the shares that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold in transactions complying with such Rule, rather than pursuant to this prospectus.





To the extent required, the amount of the shares to be sold, purchase prices, public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth by C-3D in a prospectus supplement accompanying this prospectus; or, if appropriate, a post-effective amendment to this registration statement.





The selling shareholders may be deemed to be statutory underwriters under the Securities Act. Also any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by them and any profit on theresale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act. C-3D has agreed to bear all expenses (other than selling commissions and fees and stock transfer taxes) in connection with the registration and sale of the shares being offered by the selling shareholders. C-3D has agreed to indemnify the Augustine Fund against certain liabilities, including liabilities under the Securities Act.



Offers or sales of the shares have not been registered or qualified under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may be limited in its ability to engage in market activities with respect to such shares. In addition and without limiting the foregoing, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the selling shareholders. The foregoing may affect the marketability of the shares.

There can be no assurance that the selling shareholders will sell any or all of the shares offered by them hereunder.

                              DESCRIPTION OF SECURITIES


COMMON STOCK
C-3D is presently authorized to issue 500,000,000 shares of its common stock. As of February 6, 2000, and after giving account to the four-to-one reverse split, there were 6,135,491 issued, outstanding and subscribed for shares. The holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of common stock do not carry cumulative voting rights and, therefore, a majority of the outstanding shares of common stock will be able to elect the entire Board of Directors. If they do so, minority shareholders would not be able to elect any members to the Board of Directors.



Shareholders of C-3D have no preemptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of C-3D, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. The shares, when issued, will be fully paid and non-assessable.

WARRANTS



The warrants entitle the holder to purchase 6,188 shares of common stock of C-3D at a price of $14.56 per share and 21,188 shares of common stock of C-3D at a price of $14.16 per share. The shares of common stock underlying the warrants, when issued upon exercise of the warrants, in whole or in part, will be fully paid and nonassessable.



DEBENTURES



The outstanding 8% Redeemable Convertible Debentures were issued on June 4, 1999. The conversion price for the June 1999 Debentures is the lesser of eighty percent of the average closing bid price of the common stock for the five trading days prior to the date on which the debentures are presented for conversion or $14.16 per share.



The debentures and the warrants contain provisions that protect the holder against dilution by adjustment of the exercise price. Such adjustments will occur in the event, among others, of a merger, stock split or reverse stock split, stock dividend or recapitalization. The holder of the debentures and the warrants will not possess any rights as a shareholder of C-3D until such holder converts the debentures or exercises the warrants.

For the life of the debentures and the warrants, the holder thereof has the opportunity to profit from a rise in the market price of the common stock without assuming the risk of ownership of the shares of common stock issuable upon conversion of the debentures or the exercise of the warrants. The warrant holder may be expected to exercise the warrants at a time when C-3D would, in all likelihood, be able to obtain any needed capital by an offering of common stock on terms more favorable than those provided for by the warrants. Furthermore, the terms on which C-3D could obtain additional capital during the life of the warrants may be adversely affected.

           LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION'S POSITION
                 ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The by-laws of C-3D provide for indemnification of C-3D's directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of C-3D pursuant to C-3D's Articles of Incorporation, as amended, by-laws and Utah law, C-3D has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is, therefore, deemed to be unenforceable by the Commission.

                                    LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon for C-3D by Bruce L. Dibb, P.C.; Salt Lake City, Utah.

                                       EXPERTS


The consolidated financial statements of the Company incorporated for the year ended March 31, 1999, have been audited by Jones, Jensen & Co. as set forth in their report for that period. Such consolidated financial statements are incorporated in this prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. Quarterly reports, as incorporated through December 31, 1999, are submitted upon an unaudited basis.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING; AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY C-3D. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF C-3D SINCE THE DATE HEREOF.




____________________

TABLE OF CONTENTS                                                                  PAGE
Summary of the Offering. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Incorporation of Certain Documents by Reference. . . . . . . . . . . . . . . . . . 11
Recent Developments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Origin of The Securities to be Offered . . . . . . . . . . . . . . . . . . . . . . 17
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
Determination of Offering Price  . . . . . . . . . . . . . . . . . . . . . . . . . 20
Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
Description of Securities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
Limitation on Liability and Disclosure of Commission Position on
     Indemnification for Securities Act Liabilities. . . . . . . . . . . . . . . . 25
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

                                  531,272 SHARES OF
                                     COMMON STOCK

                            CHEQUEMATE INTERNATIONAL, INC.

                                 P R O S P E C T U S

                                   March ___, 2000

                                       PART II


                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

All expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, will be paid by C-3D. Such expenses are estimated as follows:

 Registration fee  . . . . . . . . . . . . . . . . . . . . . . . . . $   6,930

 Legal fees and expenses . . . . . . . . . . . . . . . . . . . . . . $  40,000

 Accounting fees and expenses  . . . . . . . . . . . . . . . . . . . $  13,000

 Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . $   1,070

         Total . . . . . . . . . . . . . . . . . . . . . . . . . . . $  61,000

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Restated Articles of Incorporation of C-3D provide that C-3D must indemnify each of its directors and officers, to the fullest extent permitted under the Utah Revised Business Corporation Act against all liabilities incurred by reason of the fact that the person is or was a director or officer of C-3D or a fiduciary of an employee benefit plan, or is or was serving at the request of C-3D as a director or officer, or fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

The effect of these provisions is potentially to indemnify C-3D's directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with C-3D.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of C-3D pursuant to the foregoing provisions, or otherwise, C-3D has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS

     4.1  Subscription Agreement between C-3D and Augustine Fund, LP dated as of
          December 21, 1998.  (Incorporated by reference from Form 8-K (Film No.
          98774706) filed by C-3D with the Commission on December 23, 1998).

     4.2  Subscription Agreement between C-3D and Augustine Fund, LP dated as of
          February 9, 1999. (Incorporated by reference from Form 10-QSB (Film
          No. 99541584) filed by C-3D with the Commission on February 16, 1999).

     4.3  Form of 1998 Debentures.  (Incorporated by reference from Form 8-K
          (Film No. 98774706) filed by C-3D with the Commission on December 23,
          1998).

     4.4  Form of 1998 warrant.  (Incorporated by reference from Form 8-K (Film
          No. 98774706) filed by C-3D with the Commission on December 23, 1998).

     4.5  Form of 1999 Debentures.  Incorporated by reference from Form 10-QSB
          (Film No. 99541584) filed by C-3D with the Commission on February 16,
          1999).

     4.6  Form of 1999 Warrant.  Incorporated by reference from Form 10-QSB
          (Film No. 99541584) filed by C-3D with the Commission on February 16,
          1999).

     4.7  Subscription Agreement between C-3D and Augustine Fund, LP dated as of
          June 4, 1999. (Incorporated by reference from Form S-3/A (Film No.
          99659015) filed by C-3D with the Commission on July 2, 1999).

     4.8  Amendment to Subscription Agreements and Warrants between C-3D and
          Augustine Fund, LP dated as of December 1, 1999. (Incorporated by reference from Form S-3/A2 (Film No. 507009) filed by C-3D with the Commission on January 13, 2000).

     4.9 Second Amendment to Subscription Agreements and Warrants dated February 28, 2000.

     5.1  Opinion of Bruce L. Dibb, P.C.(Incorporated by reference from initial
          Form S-3
          (Film No. 99547723) filed by C-3D with the Commission on February 23,
          1999).

     23.1 Consent of Jones, Jensen & Company

     23.2 Consent of Bruce L. Dibb, P.C.(Incorporated by reference from initial
          Form S-3
          (Film No. 99547723) filed by C-3D with the Commission on February 23,
          1999).

     24.1 Powers of Attorney (Incorporated by reference from initial Form S-3
          (Film No. 99547723) filed by C-3D with the Commission on February 23,
          1999).

     24.2 Powers of Attorney appointing J. Michael Heil and Brad Stolba.
          (Incorporated by reference from Form S-3/A2 (Film No.507009) filed by C-3D with the Commission on January 13, 2000).


ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered by this offering, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on February 29, 2000.

                                   CHEQUEMATE INTERNATIONAL, INC.


                                   By /s/ J. Michael Heil
                                      ----------------------------------------
                                   J. Michael Heil
                                   Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


 /s/ J. Michael Heil                           February 29, 2000
---------------------------------------
J. Michael Heil, Chairman of the Board


 /s/ J. Michael Heil, for                      February 28, 2000
---------------------------------------
John Bartholomew, Director


                                               February ___, 2000
---------------------------------------
Hal Glick, Director


 /s/ J. Michael Heil, for                      February 29, 2000
---------------------------------------
Andre Peterson, Director


                                               February ___, 2000
---------------------------------------
Robert E. Warfield, Director


 /s/ Daniel R. Thompson                        February 25, 2000
---------------------------------------
Daniel R. Thompson, Director


 /s/ Guy DeHart                                February 28, 2000
---------------------------------------
Guy DeHart
Principal Accounting Officer

                              INDEX TO EXHIBITS

     EXHIBIT

     NO.  DESCRIPTION                                                   PAGE

     4.1 Subscription Agreement between C-3D and Augustine Fund, LP dated as of December 21, 1998. (Incorporated by reference from Form
          8-K (Film No. 98774706) filed by C-3D with the Commission on
          December 23, 1998).

     4.2 Subscription Agreement between C-3D and Augustine Fund, LP dated as of February 9, 1999 (Incorporated by reference from Form 10-QSB (Film No. 99541584) filed by C-3D with the
          Commission on February 16, 1999).

     4.3  Form of 1998 debentures  (Incorporated by reference from Form 8-K
          (Film No. 98774706) filed by C-3D with the Commission on December 23, 1998).

     4.4  Form of 1998 Warrant  (Incorporated by reference from Form 8-K
          (Film No. 98774706) filed by C-3D with the Commission on December 23, 1998).

     4.5  Form of 1999 debentures (Incorporated by reference from Form 10-QSB
          (Film No. 99541584) filed by C-3D with the Commission on February 16, 1999).

     4.6  Form of 1999 Warrant  (Incorporated by reference from Form 10-QSB
          (Film No. 99541584) filed by C-3D with the Commission on February 16, 1999).

     4.7 Subscription Agreement between C-3D and Augustine Fund, LP dated as of June 4, 1999 (Incorporated by reference from Form S-3/A
          (Film No. 99659015) filed by C-3D with the Commission on July 2,
          1999).

     4.8  Amendment to Subscription Agreements and Warrants between C-3D and
          Augustine Fund, LP dated as of December 1, 1999. (Incorporated by reference from Form S-3/A2 (Film No. 507009) filed by C-3D with the Commission on January 13, 2000).

     4.9  Second Amendment to Subscription Agreements and Warrants
          dated February 28, 2000. . . . . . . . . . . . . . . . . . . . . . . . II-7

     5.1  Opinion of Bruce L. Dibb, P.C  (Incorporated by reference from initial
          Form S-3 (Film No. 99547723) filed by C-3D with the Commission on

          February 23, 1999).

     23.1 Consent of Jones, Jensen & Co. . . . . . . . . . . . . . . . . . . . . II-8

     23.2 Consent of Bruce L. Dibb, P.C. (included in Exhibit 5.1) (Incorporated by reference from initial Form S-3 (Film No. 99547723) filed by C-3D with the Commission on February 23, 1999).

     24.1 Powers of Attorney (Incorporated by reference from initial Form S-3
          (Film No. 99547723) filed by C-3D with the Commission on February 23,
          1999).

     24.2 Powers of Attorney appointing J. Michael Heil and Brad Stolba
          (Incorporated by reference from Form S-3/A2 (Film No. 507009) filed by
          C-3D with the Commission on January 13, 2000).